EXHIBIT 99


                              Form of Press Release

                           STATEMENT OF RISCORP, INC.
                        REGARDING GRAND JURY INDICTMENTS

     SARASOTA, FL, September 18, 1997 - RISCORP, Inc., today issued the following statement by Frederick M. Dawson, its chief executive officer, regarding the indictments announced today by P. Michael Patterson, the U.S. Attorney in Tallahassee.

     "When I joined RISCORP in May, one of my highest priorities as established by the Board of Directors was to resolve, once and for all, any remaining issues regarding the grand jury investigation of RISCORP. Now, I am pleased to announce that, after numerous conversations between representatives of the Company and the U.S. Attorney, the Board of Directors has unanimously approved a guilty plea by a non-regulated subsidiary of the Company to one conspiracy count. As a result of the plea being negotiated with the U.S. Attorney, it is expected that the indictment against RISCORP will be dismissed. RISCORP, as well as its agents, policyholders, employees and shareholders can now move forward.

     "Importantly, none of RISCORP's regulated insurance company subsidiaries are implicated by the plea agreed to by RISCORP Management Services, a non-regulated subsidiary. In addition, the actions underlying the indictment and plea by the Company's subsidiary did not involve the Company's insurance business.

     "The Company expects to be fined as a result of its subsidiary's guilty plea. While the amount of any fine will be determined by the court, the Company does not believe that it will exceed approximately $300,000. Obviously, a fine in this amount will not have a material adverse effect on the ability of the Company or its regulated insurance companies to continue conducting business.

     "In addition, as announced by the U. S. Attorney, four former officers of the Company and William D. Griffin were also indicted. Prior to announcement of the indictment, Mr. Griffin indicated he would be resigning all positions with the Company and its subsidiaries in order to allow the Company to continue its recent progress. These individuals are each entitled to their day in court. I personally pledge that the Company and its current employees are dedicated to the highest ethical and moral principles, as defined by the Company's Code of Business Conduct. Our employees know that any impropriety will be dealt with swiftly and decisively.

     "Over the past 120 days, our management team has methodically addressed the issues plaguing the Company. We have conducted a thorough reorganization of the Company, its operations and its management. We have refocused the Company's operations around its core strengths in workers' compensation insurance. We have decreased operating expenses by nearly 30 percent. We have improved relationships with our regulators. We have strengthened the Company's financial reporting capabilities, filed audited statutory statements for our insurance company subsidiaries, and continue to make progress on our GAAP financial filings. And we continue to move forward with the close of our asset sale agreement with Zenith Insurance Company.

     "Today, RISCORP faces a brighter, more positive future. Our present management team is focused completely on our ultimate responsibilities to our regulatory agencies, employees, agents, policyholders and shareholders, and remains committed to delivering superior quality product and service."

     RISCORP, Inc. is a managed care workers' compensation company offering employers integrated products and services designed to control costs, provide quality medical care, and promote rapid return to work.